Exhibit 10.54

Loan Agreement between Shandong Xiangrui and China Everbright Bank, Qingdao Jiaozhou Branch, dated October

18, 2011, for a RMB 40 million loan

Main contents:

•	Contract No.: Guan Yin Jiao Yin Zi No. 2011077

•	Loan Amount (RMB): RMB 40,000,000 Yuan

•	Purpose of the Loan: payment to vendor

•	Contract Term: 6 months, from October 18, 2011 to April 18, 2012

•	Interest Rate:

•	The processing fee is 0.05%;

•	Shandong Xiangrui is required to deposit 50% of the loan amount as restricted cash so that Shandong Xiangrui obtained net of RMB 20 million cash from this loan.

•	No interest during the 6 month loan period

•	Penalty interest rate for delayed repayment: 0.05% per day

•	Guarantee

•	Ruixing Group provided a guarantee for this loan

•	Shandong Xiangrui used its land use rights as collateral for this loan (collateral agreement # 2011076)

•	Shandong Xiangrui also used RMB 20 million ($3.2 million) cash as collateral for this loan.